[LETTERHEAD OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP]

December 15, 1999

Ms. Raquel Zepeda
Chief Financial Officer
Raquel, Inc. (formerly known as Colecciones de Raquel, Inc.)
9873 S. Santa Monica Blvd.
Beverly Hills, CA 90212

Dear Ms. Zepeda:

This is to confirm that the client-auditor relationship between Raquel, Inc. (formerly known as Colecciones de Raquel, Inc.) (Commission File No. 93-1123305) and Singer Lewak Greenbaum & Goldstein LLP has ceased.

Very truly yours,


/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 9-5
      450 Fifth Street, N.W.
      Washington, DC 20549